Period Ended May 31, 2003

John Hancock Strategic Series

John Hancock Strategic Income Fund
Series - 1
NAV per share - Class C 7.08
NAV per share - Class I 7.08
Dividends from net investment income
Per share - Class C 0.39
Per share - Class I 0.47

John Hancock High Income Fund
Series - 2
NAV per share - Class C 9.84
NAV per share - Class I 9.84
Dividends from net investment income
Per share - Class C 0.69
Per share - Class I 0.78
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